CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

BLUE WATER GLOBAL GROUP, INC.

A special meeting of the Board of Directors of the above referenced Corporation was held on April 13, 2015 at 9:30am Atlantic Time (AT) at the Corporation’s headquarters.  The undersigned, being duly authorized, hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous consent on April 13, 2015:

Upon motion duly made and unanimously carried, it was:

RESOLVED, that the Corporation and Board of Directors does hereby fix and determine the rights, preferences, privileges,  restrictions and other matters relating to the designation of the Corporation’s Series B Preferred Stock, $0.001 par value:

Designation and Amount.

This class of preferred stock shall be designated Series B Preferred Stock (“Preferred Stock”), $0.001 par value.  The Corporation’s Board of Directors may issue up to one-million three-hundred (1,300,000) shares of this Preferred Stock.

Rank.

The Preferred Stock shall rank superior to the Corporation’s common stock.  Other classes of preferred stock shall rank superior to the Preferred Stock.

Dividends.

The Preferred Stock is eligible for all legal dividends as may be approved by the Corporation’s Board of Directors.  In the event a dividend is declared across multiple classes of stock, the amount of any dividend to be received by holders of the Preferred Stock shall be calculated on a fully-diluted, pro-rata basis with the other classes of stock participating in said dividend.

Voting Rights.

Holders of the Preferred Stock shall have no voting rights.

Conversion.

The Preferred Stock may not be converted into any other class or classes of stock.

Redemption by Corporation.

The Corporation has no redemption rights over the Preferred Stock.

and it was further

RESOLVED, that the officers of the Corporation shall be, and they hereby are, authorized, empowered and directed to take any and all steps, and to execute and deliver any and all instruments in connection with consummating the aforesaid transactions and in connection with carrying the foregoing resolutions into effect.

WITNESS my signature as of this 13th day of April, 2015.

/s/ J. Scott Sitra

J. Scott Sitra

President, Treasurer, Secretary and Sole Director